EXHIBIT 10.20

To: [ ]

From: [ ]

Date: May 21, 2019

Subject: Letter Agreement

In connection with the restructuring of certain functions (the “Restructuring”) of Legg Mason, Inc. (together with its subsidiaries and affiliates, “Legg Mason” or the “Company”), we offer you the following protections.

1.	Severance Package

If you are terminated for any reason other than “Cause” (as defined below) or your voluntary resignation, in either case prior to September 30, 2020, then you will receive the severance package described below, which is consistent with the severance package provided to the senior executives who were given notice of termination in connection with the Restructuring. The severance package will be subject to your entering into (and not revoking) a Severance Agreement and Release of Claims substantially identical to that entered into by such senior executives and your compliance with the terms and conditions thereof. The severance payments and benefits will include:

a.
Legg Mason will pay you severance consisting of (i) an amount equal to three weeks of your base salary for every one year of service (up to a minimum of 12 weeks and maximum of 52 weeks of base salary), based on your fiscal year 2019 salary and (ii) a pro-rated cash incentive payment for the months worked in the fiscal year up until the date of your separation, which will be based on the gross incentive payments you received for fiscal year 2019 (“the Severance Payment”). The Severance Payment will be less any applicable taxes and other deductions required by law and will be paid in a lump sum on the date that is sixty (60) days following the Separation Date.

b.
You will be eligible for career transition outplacement services (the “Outplacement Benefit”). Information regarding the Outplacement Benefit will be mailed to your home address within two (2) weeks after you have signed and returned the Severance Agreement.

c.
You will receive a COBRA subsidy equal to 100% of the applicable COBRA premium for you and any of your dependents who were enrolled in the applicable plans as of your Separation Date (to be defined in the Severance Agreement), for six months (the “COBRA Subsidy”), provided that: (1) you are enrolled in Legg Mason’s medical, dental, and/or vision coverage at time of termination, (2) you affirmatively elect continuation coverage under COBRA and return the required forms to the COBRA administrator, and (3) you remain eligible for COBRA coverage. Notwithstanding the foregoing, if at any time the Legg Mason determines that its partial subsidy of the your premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) or any other Code section, law or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the subsidized premiums described above, Legg Mason shall instead pay a fully taxable monthly cash payment in an amount such that, after payment by you of all taxes on such payment, you retain an amount equal to Legg Mason’s portion of the applicable premiums for such month, with such monthly payment being made on the last day of each month.

d.
All of your options to purchase shares of Legg Mason Common Stock, pursuant to the 1996 Equity Incentive Plan Non-Qualified Stock Option Agreements (each a “Stock Option Agreement”) shall continue to vest and expire under the terms and conditions set forth in the Stock Option Agreement(s), as if your employment continued through the expiration date under the applicable Stock Option Agreement Provided that all terms and conditions of this Agreement are satisfied, this Section 1(d) amends Sections 3(c) and 4(c) of your Stock Option Agreement.

e.
All of your Performance Share Units (as defined under each of the Legg Mason, Inc. 1996 Equity Incentive Plan Performance Share Unit Award Agreement and the 2017 Equity Incentive Plan - Performance Share Unit Award Agreement (each, a “PSU Plan”) shall continue to vest on the schedule (and subject to the same performance goals) set forth in the applicable PSU Plan and will pay out as if your employment continued until the end of the applicable performance period.

f.
All of your Restricted Stock Units (as defined under each of the Legg Mason, Inc. 1996 Equity Incentive Plan-Restricted Stock Unit Award Agreement and 2017 Equity Incentive Plan- Restricted Stock Unit Award Agreement (each an “RSU Plan”), as applicable) will fully vest.

g.
Payment and provision of the Severance Package is subject to your compliance with the terms and conditions to be set forth in the Severance Agreement and, if applicable, any transition letter agreement entered into by you and the Company.

h.
In the event that you and the Company enter into a transition letter agreement your transition payment will be the greater of (A) 75% of your base salary for the fiscal year of such termination or (B) 50% of your total compensation based on fiscal 19 total compensation for the fiscal year, in each case, pro-rated based on the length of any transition period.

2.	At-Will Employment

You should understand that your employment continues to be “at will” which means that, at any time during your employment and for any reason or no reason at all, you may voluntarily terminate your employment, and we may terminate your employment without further obligation to you, except as otherwise specifically set forth herein.

3.	Cause

For purposes of this Letter Agreement, “Cause” shall mean any one or more of the following: (i) your material violation of any Restrictive Covenants set forth in the Severance Agreement and Release, (ii)your material breach of any material obligation to the Company or your duty of loyalty to the Company, (ii) willful misconduct that is materially injurious to Legg Mason, or to any other entity within the Company, monetarily or otherwise; (iv) material violation of, or willful act or failure to act which causes the Company to be in violation of, any government statute or regulation, or of the constitution, by-laws, rules or regulations of any securities or commodities exchange or a self-regulatory organization, or of the policies of the Company; (v) the entering of an order or decree or the taking of any similar action with respect to which you are substantially impaired from performing your duties or makes you ineligible from being associated with the Company pursuant to Section 9 of the Investment Company Act of 1940, as amended, or Section 203(f) of the Investment Advisers Act of 1940, as amended; (vi) your conviction of a felony; (vii) your willful failure to devote substantially all professional time to assigned duties and to the business of the Company other than when on approved PTO or an approved leave of absence; (vii) your gross misconduct or gross negligence in the performance of duties; (ix) your failure to remain licensed to perform duties or other act, conduct or circumstance which renders you ineligible for employment with Legg Mason; or; (x) your material misconduct or material dishonesty in connection with your employment, including any material breach or violation of the company’s policies and procedures as set forth in the Employee Handbook and Code of Conduct, including all provisions related to discrimination, harassment, and retaliation. In order for any termination to be for “Cause” hereunder other than pursuant to clause (v) or (vi), Legg Mason must provide you written notice of the grounds for a Cause termination and you must fail to materially cure such grounds within 15 days following your receipt of such notice.

4.	Other Matters.

(a)	This Letter Agreement may not be modified or varied except in writing signed by you and an authorized representative of Legg Mason.

(b)
You acknowledge and agree that this Letter Agreement contains the entire agreement and understanding concerning the Severance Package between you and Legg Mason, and that it supersedes and replaces any prior agreements and representations with respect to the Severance Package, whether written or oral.

5.	Governing Law and Dispute Resolution

(a)	This letter agreement will be interpreted and enforced in accordance with the laws of the State of Maryland.

(b)
In the event that you bring a legal action, or any dispute, claim or controversy relating to this letter agreement, your employment or the termination thereof, against Legg Mason or any party connected to Legg Mason, you agree that, at the option of Legg

Mason, you will submit to arbitration. If you are associated in any capacity with a registered broker-dealer, you agree to arbitrate under the Constitution and Rules of the Financial Industry Regulatory Authority, Inc. If you are not associated with a registered broker-dealer, or the FINRA Arbitration forum is not otherwise available to you, you agree to arbitrate under the auspices of the American Arbitration Association (“AAA”) in the location of Legg Mason’s choosing pursuant to the AAA’s employment arbitration rules, including, but not limited to, the rules and procedures applicable to the selection of arbitrators.

Acceptance

Your signature below constitutes your acknowledgement of, and agreement with, these terms. Legg Mason, Inc. agrees to cause its affiliates to honor the terms of this letter agreement.

Your signature below constitutes your acknowledgement of, and agreement with, these terms.

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SIGNATURE                        DATE

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